EXHIBIT 10.15

EXECUTION COPY

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

December 12, 2008

[name of executive officer]

c/o Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Dear [name of executive officer]:

In recognition of the Henry Schein, Inc.'s ("HSI" or the "Company") desire to assure your continued services in the event of a pending or actual Change in Control (as hereinafter defined) of HSI, the Company's Board of Directors is pleased to offer you the Change in Control protection outlined in this letter agreement (the "Agreement"). This Agreement amends and restates in its entirety any and all prior agreements between you and the Company relating to the subject matter hereof.

1.         Term of Agreement. The term of this Agreement shall commence on December 11, 2008 (the "Effective Date") and continue in full force and effect indefinitely.

2.	Entitlement to Severance Benefits.

(a)       Cash Severance Benefit. In the event your employment is terminated (a "Termination") by the Company without Cause or by you for Good Reason, in either case within two years following a Change in Control, you shall be entitled to receive the sum of the following, payable in a cash: (i) Base Salary through the Termination date, which shall be paid no later than 15 days after the Termination date; (ii) a pro rata annual incentive compensation award at target for the year in which the Termination occurs, which shall be paid in the calendar year immediately following the calendar year in which the Termination date occurs, and (iii) an amount equal to 300% of the sum of your Base Salary plus your target annual cash bonus which will be paid on the first business day immediately following the six-month anniversary of the Termination date. In addition, notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or by you for Good Reason, in either case (x) within 90 days prior to the effective date of a Change in Control, or (y) after the first public announcement of the pendency of the Change in Control, such termination shall, upon the effective date of a Change in Control, be deemed to be a "Termination" covered under the preceding sentence of this Section 2(a), and you shall be entitled to the amounts provided for under the preceding sentence.

(b)       Other Severance Benefits. In the event you are entitled to the amounts provided for in Section 2(a) hereof, and notwithstanding anything to the contrary contained in any stock option or restricted stock agreement, you shall also be entitled to the following: (i) immediate vesting of all outstanding stock options to the fullest extent permitted under the applicable stock option plan; (ii) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of Termination, (iii) immediate vesting of all restricted or deferred stock awards and non-qualified retirement benefits, (iv) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form (v) continued participation in all HSI's welfare benefit plans (including, without limitation, health coverage and other benefit plans and programs pursuant to which benefits are provided to you as of the Termination date) at the same benefit level at which you were participating on the Termination date for a period of 24 months unless and until the date or dates you receive substantially equivalent coverage from a subsequent employer. Notwithstanding the foregoing, in the event the plan under which you were receiving health benefits immediately prior to your Termination is not fully-insured, then the Company shall either (A) provide health coverage to you pursuant to a fully-insured replacement policy or (B) in lieu of such health coverage pay to you two annual cash payments equal to the cost for you to obtain a replacement policy (i.e., the premium costs), on a grossed-up basis, as determined on the Termination date, which will be paid on each of the 12-month anniversary and the 24-month anniversary of your Termination date.

(c)       Section 280G Gross-Up Protection. In the event you become entitled to payments, all or a portion of which become subject to tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any other similar tax, but excluding any income tax of any nature) ("Excise Tax"), HSI shall pay you an additional amount ("Gross-Up Payment") such that the amount retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax. The amount of the Gross-Up Payment shall be calculated by HSI's independent auditors. In the event that such Gross-Up Payment is finally determined to be less than the amount necessary to provide that the amount to be retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax, HSI shall pay an additional amount to you in respect of such deficiency (including any interest and penalties). In the event that such Gross-Up Payment is finally determined to exceed the amount necessary to provide that the amount to be retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax, you must promptly repay the entire amount of such excess Gross- Up Payment to HSI. The Gross-Up Payment shall be paid, (i) in the case of amounts required to be withheld and paid to the Internal Revenue Service by HSI, on the date such withholding is required to be paid, and (ii) in the case of any other amount required to be paid as a Gross-Up Payment hereunder, as soon as practicable during, and not later than the end of, the taxable year in which you remit the related taxes.

(d)       No Mitigation; No Offset. In the event of any Termination, you shall be under no obligation to seek other employment and no amounts due to you under this Agreement shall be subject to offset due to any remuneration attributable to subsequent employment that you may obtain.

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(e)       Exclusivity of Severance Payments; Release. In the event you are entitled to the amounts provided for in this Section 2, you shall not be entitled to any other severance payments or severance benefits, whether contractual or not, from HSI or any payments by HSI on account of any claim by you of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws. The Termination payments and benefits (other than the obligations specified in Section 2(a)(i) and (ii) above) provided in this Agreement shall be conditioned upon and subject to you executing a valid general release reasonably satisfactory to HSI, releasing any and all claims arising out of your employment (other than enforcement of this Agreement), any rights under HSI's incentive compensation and employee benefit plans, and any claim for any non-employment related tort for personal injury (the "Release"). The Company shall provide the Release to you within seven business days following the Termination date. In order to receive the payments and benefits provided in this Agreement, you shall be required to sign the Release within 45 days after it is provided to you, and not revoke it within the seven-day period following the date on which it is signed. Notwithstanding anything to the contrary contained herein, all payments and benefits delayed pursuant to this Section 2(e), except to the extent any such payments and benefits are subject to a six-month delay as required by Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively "Code Section 409A"), shall be paid to you in a lump sum on the first Company payroll date on or following the 60th day after the Termination date, and any remaining payments or benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

3.         Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

(a)       "Base Salary" means the annualized rate of pay in effect on the Termination date, provided that if a reduction in Base Salary is the basis for a Termination for Good Reason, then "Base Salary" shall mean the rate of pay in effect immediately prior to such reduction. As used herein, the term "Base Salary" includes, without limitation, the annualized rate of any automobile allowance in effect on the date of Termination, and the amount, as applicable, of the Company's matching 401(k) contribution and/or supplemental employment retirement plan contribution for the full year preceding the date of the Change in Control.

(b)       "Cause" shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony which materially and adversely impacts HSI's financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impacts HSI's financial condition or reputation, or (iii) you violate Section 4 of this Agreement.

(c)       "Change in Control" shall be deemed to occur upon any of the following: (i) acquisition of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Act")) by any one “person” (as such term is defined in Section 3(a)(9) of the Act) or by any two or more persons deemed to be one "person" (as used in Section 13(d) or 14(d) of the Act)(each referred to as a “Person”) excluding HSI, any subsidiary of HSI and any employee benefit plan sponsored or maintained by HSI or any subsidiary of HSI (including any trustee of any such plan acting in his or its capacity as trustee), of 33% or more of the combined total voting power of the then-outstanding voting securities of HSI (the “Outstanding Voting Securities”) without the prior express approval of the Board of Directors; (ii) acquisition of "beneficial ownership" by any Person excluding HSI, any

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subsidiary of HSI and any employee benefit plan sponsored or maintained by HSI or any subsidiary of HSI (including any trustee of any such plan acting in his or its capacity as trustee), of more than 50% of the combined total voting power of the then Outstanding Voting Securities; (iii) directors elected to the Board of Directors over any 24-month period (except in the case of a Change in Control referred to in Section 2(a)(x) or (y), a twelve-month period) not nominated by HSI’s Nominating & Corporate Governance Committee (or a committee of the Board of Directors performing functions substantially similar to such committee) represent 30% (except in the case of a Change in Control referred to in Section 2(a)(x) or (y), a majority) or more of the total number of directors constituting the Board of Directors at the beginning of the period, (or such nomination results from an actual or threatened proxy contest); (iv) any merger, consolidation or other corporate combination of HSI (a "Transaction"), other than (x) a Transaction involving only HSI and one or more of its subsidiaries, or (y) a Transaction immediately following which the stockholders of HSI immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 50% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction; and (v) upon the sale of all or substantially all of the consolidated assets of HSI, other than (x) a distribution to stockholders, or (y) a sale immediately following which the stockholders of HSI immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 50% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Outstanding Voting Securities immediately prior to the Transaction.

Solely for purposes of Section 2(a)(x) and (y), no Change in Control shall be deemed to have occurred unless the circumstances of such Change in Control would be treated as having resulted in the occurrence of a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

(d)       "Confidential Information" shall mean all information concerning the business of HSI relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of "Confidential Information" is information (i) that is or becomes part of the public domain, other than through your breach of this Agreement, or (ii) regarding HSI's business or industry properly acquired by you in the course of your career as an employee in HSI's industry and independent of your employment by HSI. For this purpose, information known or available generally within the trade or industry of HSI shall be deemed to be known or available to the public.

(e)       "Good Reason" shall mean your termination of your employment based upon one or more of the following events (except as a result of a prior termination): (i) any change in your position or responsibilities or assignment of duties materially inconsistent with your status prior to the Change in Control; (ii) following a business combination related to a Change in Control, a failure to offer you a position in the combined business entity, having authority equivalent in scope to the authority in the position held by you in the Company immediately prior to such business combination; (iii) any decrease in your Base Salary, target annual incentive or long- term incentive opportunity; (iv) any breach of the terms of this Agreement by HSI after receipt of written notice from you and a reasonable opportunity to cure such breach; (v) HSI fails to obtain any successor entity's assumption of its obligations to you hereunder; or (vi) the Company requiring you to perform your services as an employee on an ongoing basis at a location more than 75 miles distant from the location at which you perform your services as of the date immediately prior to the Change in Control.

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4.	Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a)       During the term and thereafter, you shall not, without HSI's prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so required by law, you shall give prompt written notice to HSI sufficient to allow HSI the opportunity to object to or otherwise resist such order.

(b)       During the term and for a period of 24 months thereafter, you shall not, without HSI's prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by HSI or any affiliate, or (ii) was employed by HSI or any affiliate within three months prior to such solicitation.

(c)       You agree that, during the term and thereafter (including following any Termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to HSI or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

5.         Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to HSI's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, HSI shall continue payment of all amounts and benefits due you hereunder. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on your behalf by HSI; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of your litigation assertions or defenses were in bad faith or frivolous.

6.         Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to prohibit or restrict your participation in any other employee benefit or other plans or programs in which you currently participate.

7.         Not an Employment Agreement. This Agreement is not a contract of employment between you and HSI. HSI may terminate your employment at any time, subject to the terms hereof or any other agreement that might exist between you and HSI.

8.         Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (as applies to you) and permitted assigns. HSI agrees that in the event of a sale or transfer of assets, it shall, as a condition of such sale, require such assignee or transferee to expressly assume HSI's liabilities, obligations and duties hereunder.

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9.         Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

10.       Code Section 409A. It is intended that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment," "retirement" or like terms shall mean separation from service.

Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to HSI.

                                                       HENRY SCHEIN, INC.

By:
Stanley M. Bergman
Chairman and CEO

Dated: December 12, 2008	Accepted:
[name of executive officer]

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